UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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☐	Preliminary Information Statement
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☒	Definitive Information Statement

CIG WIRELESS CORP.

(Name of Registrant as Specified in Its Charter)

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CIG WIRELESS CORP.
11120 South Crown Way, Suite 1
Wellington, Florida 33414

SUPPLEMENT
TO
NOTICE OF WRITTEN CONSENT
AND
INFORMATION STATEMENT

May 7, 2015

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

EXPLANATORY NOTE

As previously reported in the Definitive Information Statement filed by CiG Wireless Corp., a Nevada corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) and first mailed to the Company’s stockholders on April 16, 2015 (the “Information Statement”), the Company previously entered into an Agreement and Plan of Merger on March 20, 2015, as amended on March 26, 2015 (the “Merger Agreement”), among Vertical Bridge Acquisitions, LLC, a Delaware limited liability company (“Parent”), and Vertical Steel Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions described therein, at the closing, Merger Sub will merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

Concurrently with the entry into the Merger Agreement, the Company also entered into the Support Agreement (the “Support Agreement”) and the Funding Agreement (the “Funding Agreement”), each with Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC (together, the “Fir Tree Investors”), and amended its employment agreement with Paul McGinn, President and Chief Executive Officer of the Company.

Under the Merger Agreement, the Company and its representatives had the right to solicit and negotiate alternative acquisition proposals from third parties during a specified “go-shop” period. During the go-shop period, under the direction and supervision of a special committee (the “Special Committee”) of the Company’s board of directors (the “Board”), representatives of Duff & Phelps, LLC (“Duff & Phelps”) undertook a broad solicitation effort. As a result of the go-shop process, as further described in the section entitled “The Background of the Merger” beginning on page 4 of this Supplement to Notice of Written Consent and Information Statement (this “Supplemental Disclosure”), Parent was willing to improve the terms of the Merger Agreement by increasing the aggregate amount estimated to be paid by Parent in connection with the closing of the transactions contemplated thereby from approximately $143.0 million to approximately $149.0 million.

On May 1, 2015, in connection with the further negotiations with Parent, the foregoing parties, as applicable, entered into the Second Amendment to Agreement and Plan of Merger (the “Merger Agreement Amendment”), the First Amendment to Support Agreement (the “Support Agreement Amendment”) and the First Amendment to Funding Agreement (the “Funding Agreement Amendment” and, collectively with the Merger Agreement Amendment and the Support Agreement Amendment, the “Amendments”), and further amended the terms of Mr. McGinn’s employment agreement with the Company.

In addition, on May 1, 2015, certain approvals relating to the Amendments were obtained from the Special Committee and from the Board, in consideration of the unanimous recommendation of the Special Committee. On May 5, 2015, the Approving Stockholders (as defined below) also delivered an updated written consent to the Company and Parent approving the Merger Agreement Amendment.

The Company is making this Supplemental Disclosure in order to update certain information contained in the Information Statement to reflect the foregoing Amendments and other related events. Other than the changes described herein, the disclosure in the Information Statement remains unchanged; provided that this

Supplemental Disclosure shall update and supersede the Information Statement to the extent of any inconsistencies. Please read this Supplemental Disclosure in conjunction with the Information Statement. Capitalized terms used but not defined herein have the meanings given to such terms in the Information Statement.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This Supplemental Disclosure is dated May 7, 2015 and is first being mailed to stockholders on or about May 7, 2015.

SUPPLEMENTAL DISCLOSURE

The Merger Agreement and the Merger

As a result of the Merger Agreement Amendment, the aggregate amount estimated to be paid by Parent in connection with the closing of the transactions contemplated by the Merger Agreement, including the repayment of the outstanding indebtedness of the Company and certain other post-closing payments, increased from approximately $143.0 million to approximately $149.0 million. The aggregate consideration to be paid in cash upon the consummation of the Merger to the holders of the Company’s capital stock will now be calculated as follows: $147.5 million (rather than $127.5 million as previously reported in the Information Statement), plus reimbursement, dollar for dollar, for certain capital expenditures relating to the acquisition of certain tower assets by the Company and its subsidiaries since March 16, 2015 (compared to reimbursement for such capital expenditures from and after June 30, 2014, and for up to four months of up to a maximum of $200,000 per month of certain operating costs, as previously reported in the Information Statement), plus or minus an adjustment for net working capital to the extent it is greater or less than the closing target of zero working capital, minus any indebtedness of the Company and its subsidiaries, minus transaction costs of the Company and its subsidiaries, minus certain payments under the Company’s bonus compensation plan, minus certain severance costs in excess of $200,000, minus a $1.6 million adjustment amount (compared to $1.2 million as previously reported in the Information Statement), and plus or minus an adjustment for annualized cash flow deriving from the Company’s portfolio of towers (which is defined as “TCF” in the Merger Agreement, as amended), measured for the calendar month in which the closing takes place, to the extent it is greater or less than specified thresholds (the “Merger Consideration”).

After giving effect to the Merger Agreement Amendment, the aggregate liquidation preferences of the Series A Preferred Stock under the Series A Certificate of Designation was estimated to be approximately $61.3 million greater than the aggregate Merger Consideration as of May 5, 2015. As a result, it remains that no consideration will be payable in the Merger in respect of the other classes of the Company’s capital stock, including the Series B Preferred Stock (including accrued but unpaid dividends thereon) or the Common Stock.

The Funding Agreement Amendment, however, allocates an additional $0.5 million to the fixed escrow amount that is set aside for the benefit of participating holders of Series B Preferred Stock and Common Stock. The escrow amount has thus been increased by approximately 28.6%, from $1.75 million to $2.25 million, and will not be subject to any additional adjustments. The allocation determined by the Special Committee to the holders of Common Stock will be $0.01 per share of Common Stock held by such holders. The remaining amounts of the escrow amount will be allocated to the holders of Series B Preferred Stock.

Pursuant to the Merger Agreement Amendment, the end of the “window-shop” period, through which the Company was entitled to negotiate with certain third parties who submitted an alternative acquisition proposal during the “go-shop” period, occurred upon the execution of the Merger Agreement Amendment on May 1, 2015, and the termination rights of the Company and the Fir Tree Investors related to the acceptance of superior acquisition proposals were eliminated. Certain advance notice requirements related to the closing of the Merger were also shortened by the Merger Agreement Amendment from four business days to two business days.

For additional information relating to the Merger Agreement Amendment and the Funding Agreement Amendment, please refer to the full text of such documents, copies of which are attached as Annexes A and B, respectively, to this Supplemental Disclosure. Copies of the Agreement and Plan of Merger, the First Amendment to the Agreement and Plan of Merger and the Funding Agreement were previously filed as Annexes A, B and G, respectively, to the Information Statement.

Special Committee and Board Approvals

The Special Committee has determined that the Transactions (as defined in the Merger Agreement, as amended) are advisable and are fair to, and in the best interests of, the Company and its stockholders (other than the Fir Tree Investors) and has recommended to the Board that it approve the Transactions, the Merger Agreement, the Indemnification Agreement, the Series A Holder Agreements (as defined in the Merger Agreement, as amended), and the Merger Agreement Amendment. As described in greater detail under the heading “Background of the Merger” beginning on page 4 below, the foregoing determination and recommendation of the Special Committee was contingent upon (i) the entry into the Funding Agreement Amendment and the Support Agreement Amendment, which occurred on May 1, 2015, (ii) receiving satisfactory financial analyses of Duff & Phelps with respect to the valuation of the Common Stock and Series B Preferred Stock implied by the revised proposal of Vertical Bridge Holdings, LLC (“VBH”), which were provided by Duff & Phelps on May 1, 2015, and (iii) receiving an opinion of Duff & Phelps, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, qualifications and limiting conditions set forth in its written opinion, the consideration to be received by the holders of Common Stock (other than Parent, the Fir Tree Investors and their respective affiliates) in the transactions contemplated by the Merger Agreement Amendment was fair from a financial point of view to such stockholders (without giving effect to any impact of such transactions on any particular stockholder other than in its capacity as a stockholder), which was provided by Duff & Phelps on May 1, 2015.

The Board, in consideration of the unanimous recommendation of the Special Committee, has (i) determined that the terms of the Merger Agreement Amendment and the transactions contemplated thereby are in the best interests of the Company and fair to its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement Amendment and the transactions contemplated thereby and (iii) resolved to recommend to the Company’s stockholders that such holders approve the Merger Agreement Amendment.

Stockholder Approvals

The Merger Agreement Amendment has also been approved by the updated written consent of the holders of a majority of the Company’s voting capital stock (the “Updated Written Consent”), as required by the Support Agreement Amendment, as have the transactions contemplated by the Merger Agreement Amendment, the performance by the Company of its obligations pursuant to the Merger Agreement Amendment, and the other transaction documents related thereto. The Updated Written Consent was delivered on May 5, 2015 by the Fir Tree Investors and Fir Tree Inc. (with respect to the Series A-2 Preferred Stock over which the Fir Tree Investors and Fir Tree Inc. hold shared voting power as previously reported in the Information Statement) and by Fir Tree Inc. (with respect to certain restricted shares of Common Stock over which Fir Tree Inc. holds proxies as previously reported in the Information Statement), collectively representing approximately 62.3% of the voting power of the Company’s outstanding voting capital stock (collectively, the “Approving Stockholders”). As a result, no further action by any stockholder of the Company is required to adopt the Merger Agreement Amendment under applicable law, the Company’s articles of incorporation or the Merger Agreement, as amended. The Company is not soliciting your vote for the adoption of the Merger Agreement Amendment and will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement Amendment.

For additional information relating to the Support Agreement Amendment and the Updated Written Consent, please refer to the full text of such documents, copies of which are attached as Annexes C and D, respectively, to this Supplemental Disclosure. Copies of the Support Agreement and the previously delivered written consent of the Approving Stockholders were previously filed as Annexes F and C, respectively, to the Information Statement.

Interests of our Directors and Officers in the Merger

Concurrently with the execution of the Merger Agreement Amendment, on May 1, 2015, the Company and Paul McGinn, President and Chief Executive Officer of the Company, entered into an Amendment No. 3 (the “McGinn Amendment”) to Mr. McGinn’s Employment Agreement (the “Employment Agreement”), dated July 25, 2012, as amended by Amendment No. 1, dated August 1, 2013 and Amendment No. 2, dated March 20, 2015 (the “Amendment No. 2”). The terms of the McGinn Amendment are substantially similar to the terms of Amendment No. 2, as previously reported in the Information Statement, except that the McGinn Amendment provides that the additional retention bonus payable by the Company to Mr. McGinn on the date that is 18 months from the closing of the Merger is increased from $300,000 to $700,000, subject to Mr. McGinn’s continued employment with the Company or termination of his employment by the Company without “Cause” (as defined in the Employment Agreement) or by Mr. McGinn for “Good Reason” (as defined in the McGinn Amendment). The McGinn Amendment supersedes Amendment No. 2, which terminated immediately upon execution of the McGinn Amendment.

On May 1, 2015, subsequent to the date of the Information Statement, the Company received a loan from each of the Fir Tree Investors, evidenced by two promissory notes, each dated May 1, 2015 and in the amount of $0.5 million, for a total of $1.0 million (the “Additional Fir Tree Notes”). Upon the closing of the Merger, the indebtedness of the Company to the Fir Tree Investors evidenced by the Additional Fir Tree Notes will be repaid out of the Merger Consideration, in addition to the indebtedness evidenced by the two Fir Tree Notes previously reported in the Information Statement, in each case including accrued but unpaid interest thereon through the closing of the Merger. As of May 1, 2015, the aggregate outstanding balance of such indebtedness was approximately $8.4 million.

Background of the Merger

Under the Merger Agreement, the Company and its representatives had the right to solicit and negotiate alternative acquisition proposals from third parties during a “go-shop” period that began on March 20, 2015 and expired at 11:59 p.m. (New York City time) on April 24, 2015, as was extended by a “window-shop” period in accordance with the terms of the Merger Agreement because negotiations were ongoing with a third party who submitted a Qualified Acquisition Proposal (as defined in the Merger Agreement) during the go-shop period.

During the go-shop period, under the direction and supervision of the Special Committee, representatives of Duff & Phelps undertook a broad solicitation effort. Representatives of Duff & Phelps contacted 14 potential acquirors believed to have potential strategic or financial interest in a possible transaction with the Company. Nine strategic and financial third parties, including Industry Participant 1 and Industry Participant 2, executed non-disclosure agreements in order to participate in the go-shop process. Pursuant to the terms of the Merger Agreement, on March 25, 2015, the Company notified Parent of such inquiries.

Pursuant to the bidding procedures, the initial deadline for third parties to submit a non-binding indication of interest to acquire the Company pursuant to the go-shop process was April 13, 2015.

On April 13, 2015, the Special Committee and representatives of Duff & Phelps received a non-binding indication of interest from Industry Participant 2 to acquire the Company for aggregate cash consideration of $156.5 million. There were no other indications of interest (or expressions of intent to submit an indication of interest) submitted by any other participants in the go-shop process.

Pursuant to the terms of the Merger Agreement, on April 14, 2015, the Company notified Parent of the Acquisition Proposal (as defined in the Merger Agreement) from Industry Participant 2 and provided a summary of its terms. Thereafter, as required by the Merger Agreement, during the course of the go-shop process, the Company continued to update Parent of material amendments to the Acquisition Proposal received from Industry Participant 2.

On April 17, 2015, the Company received a mark-up of the Merger Agreement from Industry Participant 2. This mark-up of the Merger Agreement provided that the closing of the proposed merger would occur no earlier than 45 days after the signing of a definitive agreement with Industry Participant 2, and made the representations and warranties of the Company more burdensome.

At a telephonic meeting on April 21, 2015, the Special Committee, after consultation with representatives of Duff & Phelps and Morrison & Foerster, and taking into account all relevant legal, financial, regulatory and other aspects of the Acquisition Proposal of Industry Participant 2, including the certainty and expected timing of closing, recommended in good faith that the Board determine that the Acquisition Proposal submitted by Industry Participant 2 could reasonably be expected to lead to a Superior Proposal and otherwise constituted a Qualified Acquisition Proposal pursuant to Section 5.03(c) of the Merger Agreement.

The Board met telephonically on that same date. Representatives of each of Lowenstein, Fox Rothschild, Morrison & Foerster and Duff & Phelps were in attendance. At the meeting, the Board, based on the recommendation of the Special Committee described above, determined that the Acquisition Proposal submitted by Industry Participant 2 constituted a Qualified Acquisition Proposal, thereby allowing negotiations with Industry Participant 2 to continue until the Window-Shop End Date, or Industry Participant 2’s earlier withdrawal of its bid. As Industry Participant 2 was the only third party to have submitted an Acquisition Proposal during the go-shop process, which was determined by the Board to be a Qualified Acquisition Proposal, the Company and the Fir Tree Investors were no longer able to engage in solicitations or negotiations with any third parties other than Industry Participant 2 following the end of the go-shop period.

During the following week, the Special Committee engaged in conversations with members of Company management to receive updates on the status of the Company and its progress against its business plan and projections, as well as on the negotiations with Industry Participant 2.

On April 26, 2015, the Special Committee met with representatives of each of Morrison & Foerster and Duff & Phelps to further discuss the Acquisition Proposal of Industry Participant 2, the status of the negotiations and the valuation of the Company and the Common Stock and Series B Preferred Stock implied by the Acquisition Proposal of Industry Participant 2 in connection with such Acquisition Proposal.

During the course of the negotiations with Industry Participant 2, representatives of VBH repeatedly contacted representatives of the Company and the Fir Tree Investors to reaffirm VBH’s interest in acquiring the Company and to inquire as to how VBH could improve the terms of the Merger Agreement in order to overcome the Acquisition Proposal received from Industry Participant 2. Representatives of the Company and the Fir Tree Investors did not substantively respond to these inquiries until April 29, 2015, at which time Mr. Troeller spoke by telephone with Mr. Ganzi. During the telephone conversation, Mr. Troeller expressed that Industry Participant 2’s Acquisition Proposal remained outstanding, but involved a longer period of time before closing compared to the anticipated closing date under the Merger Agreement, and other changes, including changes to the representations and warranties, that potentially could affect the obligations of Industry Participant 2 to close, and that certainty of closing was important to the Board, the Special Committee and the Fir Tree Investors. Mr. Ganzi requested time to convene with his colleagues in order to make a proposal to improve the terms of the Merger Agreement.

During the week leading up to April 29, 2015 and thereafter, the Special Committee engaged in a number of conversations with members of Company management to receive updates on the status of the Company and its progress with respect to its business plan and projections, as well as on the negotiations with VBH and Industry Participant 2.

During the course of April 29 and April 30, 2015, the Company and its representatives engaged in further negotiations with Industry Participant 2. During these negotiations, Industry Participant 2 continued to request transaction terms which the Company believed would reduce certainty of closing, including more burdensome representations and warranties.

In the afternoon of April 30, 2015, Mr. Ganzi communicated by telephone to Mr. Troeller that VBH would be willing to increase its aggregate cash consideration to $147.5 million (including the repayment of the outstanding indebtedness of the Company and certain other post-closing payments), plus an estimated $1.5 million of additional cash consideration for certain work in process assets, but would require the Company to terminate the “window-shop” period.

Later in the afternoon on April 30, 2015, the Company received a markup of the Merger Agreement from Industry Participant 2, in which the aggregate cash consideration was reduced to $152.0 million, plus approximately $1.5 million of additional consideration for certain work in process assets, for an aggregate transaction value of $153.5 million. However, Industry Participant 2’s Chief Executive Officer communicated to Mr. McGinn that the cash consideration would be $152.5 million, not $152.0 million.

The Special Committee and the Board met multiple times by telephone throughout the evening of April 30, 2015 and into the early morning on May 1, 2015, in order to discuss the proposals received from Industry Participant 2 and VBH. Representatives of each of Lowenstein, Fox Rothschild, Morrison & Foerster and Duff & Phelps participated. At the meetings, the Special Committee and the Board discussed the economic and other terms of the proposals, including that the Company would be required to pay a $4 million termination fee to Parent in order to accept Industry Participant 2’s Acquisition Proposal, thereby reducing the consideration in such transaction by $4 million. The Special Committee and the Board also discussed the timing and certainty of closing of the two potential transactions. The Special Committee and the Board considered that the Company had not yet fully negotiated final transaction terms with Industry Participant 2, while VBH had not requested any material changes to the terms of the Merger Agreement or the Indemnification Agreement. During the course of these meetings, the Special Committee and the Fir Tree Investors also negotiated the terms of the Funding Agreement Amendment, which resulted in an incremental $500,000, in the aggregate, to the fixed escrow amount payable by the Fir Tree Investors that is set aside for the benefit of participating holders of Series B Preferred Stock and Common Stock.

During the course of the April 30 to May 1 meetings, the Special Committee also intermittently held independent meetings to discuss the revised terms proposed by each of VBH and Industry Participant 2 (the “Revised Proposals”). At these meetings, the members of the Special Committee discussed their fiduciary duties and the relative merits and other aspects of the Revised Proposals, including the valuation of the Company thereunder, with representatives of each of the legal and financial advisors of the Special Committee. At the conclusion of these meetings, the Special Committee, contingent upon the entry into the Funding Agreement Amendment and the Support Agreement Amendment, which occurred on May 1, 2015, and further contingent upon receiving satisfactory financial analyses of Duff & Phelps with respect to the valuation of the Common Stock and Series B Preferred Stock implied by VBH’s Revised Proposal and upon receiving an opinion of Duff & Phelps, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, qualifications and limiting conditions set forth in its written opinion, the consideration to be received by the holders of Common Stock (other than Parent, the Fir Tree Investors and their respective affiliates) in the transactions contemplated by the Merger Agreement Amendment was fair from a financial point of view to such stockholders (without giving effect to any impact of such transactions on any particular stockholder other than in its capacity as a stockholder), which were provided by Duff & Phelps on May 1, 2015, unanimously (a) determined that the Merger Agreement Amendment and the transactions contemplated thereby are advisable and are fair to, and in the best interests of, the Company its stockholders (other than the Fir Tree Investors) and (b) recommended to the Board the approval of the Merger Agreement Amendment.

In the early morning of May 1, 2015, the Special Committee and the Board again reconvened and the Special Committee delivered its recommendation, as described above, to the Board. After further discussion, on motions duly made and seconded, the Board unanimously (a) determined that the terms of the Merger Agreement Amendment and the transactions contemplated thereby are in the best interests of the Company and fair to the Company’s stockholders, (b) approved, adopted and declared advisable the Merger Agreement Amendment and the transactions contemplated thereby and (c) resolved to recommend to the Company’s stockholders that such holders approve the Merger Agreement Amendment. At that same meeting, on the recommendation of the Compensation Committee of the Board, the Board also approved the McGinn Amendment to reflect the $400,000 increase in his retention bonus.

On the evening of May 1, 2015, Parent, Merger Sub and the Company entered into the Merger Agreement Amendment and, as contemplated thereby, the Company and the Series A Holders contemporaneously entered into the Funding Agreement Amendment and the Support Agreement Amendment. Later that evening, the Company and Mr. McGinn entered into the McGinn Amendment. On that same date, the Fir Tree Investors delivered to the Company and Parent their written approval of the Merger Agreement Amendment, Support Agreement Amendment and McGinn Employment Amendment pursuant to the terms of the Series A Certificate of Designation.

On May 5, 2015, the Approving Stockholders delivered to the Company and Parent a written consent approving the Merger Agreement Amendment.

Legal Proceedings

The Company is aware that a complaint relating to the Merger was filed on May 6, 2015, in the Circuit Court of the Fifteenth Judicial Circuit in Palm Beach County, Florida, which names the directors of the Company, the Fir Tree Investors and certain related parties as defendants. The Company has not been named as a defendant in the complaint. The Company understands that the defendants intend to vigorously defend such lawsuit.

Opinion of Duff & Phelps

Duff & Phelps rendered its opinion to the Special Committee on May 1, 2015, based upon and subject to the assumptions made, procedures followed, matters considered, qualifications and limiting conditions set forth in its written opinion and as of such date, as to the fairness, from a financial point of view, to the holders of Common Stock other than Parent, the Fir Tree Investors and their respective affiliates (without giving effect to any impact of the Transaction (which, for purposes of this section, means the Merger and the transaction contemplated by the Funding Agreement) on any particular stockholder of the Company other than in its capacity as a stockholder) of the Aggregate Consideration (which, for purposes of this section, means the consideration in the Transaction to be received by the holders of Common Stock) to be received by such stockholders.

The full text of the written opinion of Duff & Phelps is attached as Annex E to this Supplemental Disclosure and is incorporated herein by reference. The full text of the written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the opinion.

Duff & Phelps provided its opinion for the use and benefit of the Special Committee (solely in its capacity as such) in connection with its consideration of the Transaction. Duff & Phelps’ opinion (i) does not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Transaction; (iii) was not a recommendation as to how the Special Committee, the Board or any stockholder should vote or act with respect to any matters relating to the Transaction, or whether the Company should proceed with the Transaction or any related transaction; and (iv) does not indicate that the consideration to be received is the best possibly attainable under any circumstances. Instead, Duff & Phelps’ opinion merely states whether the Aggregate Consideration to be received by the holders of Common Stock (other than Parent, the Fir Tree Investors and their respective affiliates) was within a range suggested by certain financial analyses. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’ opinion was based.

With respect to the preparation of its opinion, in addition to the items summarized in the Information Statement, Duff & Phelps reviewed the following documents:

•	The Company’s annual report and audited financial statements on Form 10-K filed with the SEC for the year ended December 31, 2014;
•	Unaudited financial information for the Company for the three month period ended March 31, 2015, which the Company’s management identified as being the most current financial statements available;
•	A letter dated May 1, 2015 from Company management which made certain representations as to historical financial statements, the management projections and the underlying assumptions, and a schedule listing no identified contingent liabilities for the Company; and
•	Documents related to the Transaction, including the Merger Agreement and a draft dated April 30, 2015 of the Merger Agreement Amendment.

Although Duff & Phelps updated its financial analysis as of May 1, 2015 to take into account (i) updated market data for the selected public company analysis and (ii) the liquidation preference of the Company’s

Series A-2 Preferred Stock had increased from approximately $83 million to approximately $86 million, you should understand that developments subsequent to May 1, 2015 may affect the conclusion expressed in Duff & Phelps’ opinion, and that Duff & Phelps disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date of its opinion. None of the updates to the financial analysis of Duff & Phelps affected the conclusion expressed in its opinion.

The aggregate amount of the fees that the Company agreed to pay Duff & Phelps for its services in connection with the rendering of its opinions to the Special Committee and conducting the “go-shop” process are either $550,000 or $375,000 due and payable as follows: $125,000 in cash was paid upon execution of the engagement letter for Duff & Phelps to serve as financial advisor to the Special Committee in its review of the Transaction; $125,000 in cash was paid upon the delivery of Duff & Phelps’ original opinion; $75,000 in cash is payable as a result of Duff & Phelps having conducted the “go-shop” process and an additional $175,000 in cash is payable as a result of Parent having raised its offer by approximately $5 million; $25,000 was paid when Duff & Phelps rendered its opinion with respect to a prior agreement regarding the potential sale of the Company; and $25,000 became due and payable when Duff & Phelps rendered its opinion on May 1, 2015 regarding the Transaction. No portion of the fees related to any of the opinions was contingent upon either the conclusion expressed in any such opinion or whether the Transaction is consummated. The $175,000 fee payable as a result of Parent having raised its offer by approximately $5 million is contingent upon the consummation of the Transaction.

ADDITIONAL INFORMATION

Holdco, Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this Supplemental Disclosure relating to Holdco, Parent and Merger Sub.

Stockholders should not rely on information other than that contained in or incorporated by reference in this Supplemental Disclosure and the Information Statement. The Company has not authorized anyone to provide information that is different from that contained in this Supplemental Disclosure and the Information Statement. This Supplemental Disclosure is dated May 7, 2015. No assumption should be made that the information contained in this Supplemental Disclosure is accurate as of any date other than that date, and the mailing of this Supplemental Disclosure will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to the Information Statement.

ANNEX A

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of May 1, 2015, is entered into by and among Vertical Bridge Acquisitions, LLC, a Delaware limited liability company (“Parent”), Vertical Steel Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and CiG Wireless Corp., a Nevada corporation (the “Company”). Capitalized terms used in this Amendment and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of March 20, 2015, as amended on March 26, 2015 (as amended, the “Merger Agreement”);

WHEREAS, Section 8.03 of the Merger Agreement provides that the Merger Agreement may be amended prior to the Effective Time by written agreement executed and delivered by duly authorized officers of the respective parties, by action taken by or on behalf of the parties’ respective boards of directors or other governing bodies;

WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement as set forth in this Amendment;

WHEREAS, the Company has conducted a “go-shop” sale process in accordance with Section 5.03 of the Merger Agreement, including initiating, soliciting, facilitating and negotiating Acquisition Proposals, has had the opportunity to evaluate, discuss and negotiate one or more Acquisition Proposals and, after giving effect to this Amendment, none of which constitutes a Superior Proposal;

WHEREAS, as a condition to the parties entering into this Amendment, as of the date hereof, the Company and the Series A Holders are entering into the First Amendment to Funding Agreement attached as Exhibit A hereto; and

WHEREAS, the Company and the Series A Holders are entering into the First Amendment to Support Agreement attached as Exhibit B hereto, confirming the Series A Holders’ commitment to deliver all necessary Series A Holder approvals in connection with this Amendment.

NOW, THEREFORE, in exchange for good and valuable consideration, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

AMENDMENT TO THE MERGER AGREEMENT

Section 1.1 Closing.  Section 1.02 of the Merger Agreement is hereby amended by replacing the proviso of the first sentence in its entirety with the following:

“provided, however, that unless the parties hereto mutually agree otherwise, the Closing shall not occur prior to May 13, 2015 and the parties intend that the Closing occur as soon thereafter as practicable in accordance with the terms and conditions of this Agreement.”

Section 1.2. Merger Consideration.  Section 2.02(a) of the Merger Agreement is hereby replaced in its entirety with the following:

“Merger Consideration” means, an amount, without duplication, equal to (i) $147.5 million, plus (ii) the Closing Capital Expenditures, minus (iii) if Closing Working Capital is less than $0, the amount of such shortfall, plus (iv) if Closing Working Capital exceeds $0, the amount of such excess, minus (v) the Closing Indebtedness, minus (vi) the Transaction Costs, minus (vii) the 2015 Bonus Amount, minus (viii) the Excess Severance Cost, minus (ix) if the Closing TCF is less than the Lower TCF Threshold, the amount of such shortfall multiplied by the TCF Multiple, plus (x) if the Closing TCF is more than the Upper TCF Threshold, the amount of such excess multiplied by the TCF Multiple, minus (xi) the Closing Adjustment Amount. Schedule 2.02(a) sets forth in detail an illustrative example of the calculation of the Merger Consideration as of the date hereof. In anticipation of the Closing, the Company and/or the Series A Holders shall update Schedule 2.02(a) and deliver such updated schedule to Parent at least two (2) Business Days prior to the Closing Date as part of the Estimated Closing Statement.

Section 1.3. Amendment to Section 5.08.  Section 5.08 of the Merger Agreement is hereby amended by replacing the first sentence in its entirety with the following:

“None of the Company, Parent or Merger Sub shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, any Ancillary Document, the Merger or the other transactions contemplated hereby and thereby without prior consultation with the other parties, except as may be required by Law or any listing agreement with or rules of any national securities exchange or national securities quotation system or by the request of any Governmental Entity.”

Section 1.4. Amendment to Section 7.01(d).  Section 7.01(d) of the Merger Agreement is hereby amended by replacing clause (ii) in its entirety with “[Reserved]”.

Section 1.5 Closing Adjustment Amount.  The definition of “Closing Adjustment Amount” in Section 8.09 of the Merger Agreement is hereby replaced in its entirety with the following:

“Closing Adjustment Amount” means $1,600,000.

Section 1.6 Closing Capital Expenditures.  The definition of “Closing Capital Expenditures” in Section 8.09 of the Merger Agreement is hereby replaced in its entirety with the following:

“Closing Capital Expenditures” means the reasonable and documented capital expenditures (including any documented interest expense for the borrowings under the Credit Agreement directly related to such capital expenditures) paid by the Company and/or any Company Subsidiary for third party costs and expenses from and after March 16, 2015 through 11:59 p.m. (New York City time) on the calendar day immediately preceding the Closing Date related to (1) the Development Towers which are identified along with the project spend amounts as set forth on Schedule 8.09(a)(ii) and (2) the consideration paid to a landlord/owner of a Ground Lease underlying a Tower Asset for the buy-out or prepaid term extension of the Ground Lease paid by the Company or any Company Subsidiary after March 16, 2015.

Section 1.7. Incremental Acquisition Amount.  The definition of “Incremental Acquisition Amount” in Section 8.09 of the Merger Agreement is hereby deleted in its entirety.

Section 1.8. Window-Shop End Date.  The parties hereby agree and acknowledge that, upon the execution and delivery of this Amendment by all of the parties hereto (a) the Window-Shop End Date shall be the time and date this Amendment is executed and delivered by all of the parties hereto and shall not be extended pursuant to Section 5.03(b) of the Merger Agreement or otherwise and (b) the Company shall, and shall cause the Company Subsidiaries and its and their Representatives to, and the Series A Holders shall, and shall cause their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives with respect to any Acquisition Proposal. After the execution and delivery of this Agreement by all of the parties hereto, the Company and/or the Series A Holders, or their respective Representatives, shall be permitted to contact any former Excluded Party solely for the purpose of advising them of the occurrence of the Window-Shop End Date and that all existing activities, discussions or negotiations, if any, with any such Excluded Party and its Representatives with respect to any Acquisition Proposal have been terminated. Upon the execution and delivery of this Amendment by all parties hereto, the Company shall promptly request (to the extent it has not already done so prior to the Solicitation Termination Date) any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Acquisition Proposal to return or destroy all confidential information of the Company and the Company Subsidiaries in the possession of such Person or its Representatives.

Section 1.9. Timing.  All references to “four (4) Business Days” in Sections 2.01(f), 2.02(b), 2.02(c) and 5.04(b) of the Merger Agreement shall hereby be replaced with in each instance with “two (2) Business Days.”

ARTICLE II

MISCELLANEOUS

Section 2.1 Ratification of Merger Agreement; Full Force and Effect; Conflicts.  Other than as expressly modified pursuant to this Amendment, all of the terms, conditions and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the Merger Agreement; any reference to the Merger Agreement in any such instrument or document shall be deemed a reference to the Merger Agreement as amended hereby. In the event of any conflict or inconsistency between the provisions of the Merger Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

Section 2.2 Governing Law; Jurisdiction.

(a) This Amendment shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts of the State of Nevada and any appellate court thereof or any court of the United States located in the State of Nevada, in any action or proceeding arising out of or relating to this Amendment or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Amendment irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.05 of the Merger Agreement; provided, however, that nothing in this Amendment shall affect the right of any party to this Amendment to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 2.2(C).

Section 2.3 Counterparts.  This Amendment may be executed in two or more counterparts (including by facsimile or similar electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

CIG WIRELESS CORP.

By:	/s/ Paul McGinn Name: Paul McGinn Title: Chief Executive Officer

VERTICAL BRIDGE ACQUISITIONS, LLC

By:	/s/ Alex Gellman Name: Alex Gellman Title: Chief Executive Officer

VERTICAL STEEL MERGER SUB INC.

By:	/s/ Alex Gellman Name: Alex Gellman Title: Chief Executive Officer

ANNEX B

FIRST AMENDMENT TO FUNDING AGREEMENT

This First Amendment to Funding Agreement (this “Amendment”) is made and entered into as of May 1, 2015, by and among CiG Wireless Corp., a Nevada corporation (the “Company”), Fir Tree Capital Opportunity (LN) Master Fund, L.P., a Delaware partnership (“Holder LP”), and Fir Tree REF III Tower LLC, an exempted limited partnership under the laws of the Cayman Islands (“Holder LLC”, and together with Holder LP, the “Series A Holders”).

WHEREAS, the Company and the Series A Holders are parties to that certain Funding Agreement, dated as of March 20, 2015, (the “Agreement”);

WHEREAS, pursuant to the Agreement, the Escrow Amount (as defined therein) may be adjusted in connection with a Triggering Transaction (as defined therein); and

WHEREAS, the Company and the Series A Holders desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.	Section 1.1 of the Agreement is hereby deleted in its entirety, and the following is inserted in lieu thereof:

Funding of Escrow.  Subject to the terms and conditions hereof, on or prior to the fifteenth (15th) calendar day (the “Funding Deadline”) after the date of the closing of the transactions contemplated by the Merger Agreement or an Alternative Acquisition Agreement, as applicable (the “Closing Date”), the Series A Holders shall deposit with a third-party escrow and paying agent selected by the Series A Holders (the “Paying Agent”), in immediately available funds, to the account designated by the Paying Agent, an amount equal to the Escrow Amount (as hereinafter defined), in accordance with the terms of this Agreement and the escrow or other similar agreement to be entered into by and among the Series A Holders and the Paying Agent prior to the Closing Date, and which shall be consistent with the terms of this Agreement and reasonably acceptable to the Special Committee (the “Escrow Agreement”). As used herein, the term “Escrow Amount” shall mean Two Million Two Hundred Fifty Thousand Dollars ($2,250,000).

2.	Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.
3.	This Amendment may be executed in one or more counterparts.
4.	Except as amended hereby, the Agreement shall remain in full force and effect.

[Signature Pages Follow]

In Witness Whereof, the parties have executed this First Amendment to Funding Agreement as of the date first written above.

Company

CIG WIRELESS CORP.

By:	/s/ Paul McGinn Name: Paul McGinn Title: Chief Executive Officer

Series A Holders:

FIR TREE CAPITAL OPPORTUNITY (LN) MASTER FUND, L.P.

By: Fir Tree Inc., its Manager

By:	/s/ Brian Meyer Name: Brian Meyer Title: General Counsel

FIR TREE REF III TOWER LLC

By: Fir Tree Inc., its Manager

By:	/s/ Brian Meyer Name: Brian Meyer Title: General Counsel

[Signature Page to Amendment to Funding Agreement]

B-2

ANNEX C

FIRST AMENDMENT TO SUPPORT AGREEMENT

This First Amendment to Support Agreement (this “Amendment”) is made and entered into as of May 1, 2015, by and among CiG Wireless Corp., a Nevada corporation (the “Company”), Fir Tree Capital Opportunity (LN) Master Fund, L.P., a Delaware limited partnership (“Holder LP”), and Fir Tree REF III Tower LLC, an exempted limited partnership under the laws of the Cayman Islands (“Holder LLC”, and together with Holder LP, the “Series A Holders”).

WHEREAS, the Company and the Series A Holders are parties to that certain Support Agreement, dated as of March 20, 2015, (the “Agreement”); and

WHEREAS, the Company and the Series A Holders desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.	Section 1.1 of the Agreement is hereby deleted in its entirety, and the following is inserted in lieu thereof:

Delivery of Written Consent.

(a) Within twenty-four (24) hours after the execution and delivery of the Merger Agreement, the Series A Holders shall deliver (by PDF, facsimile or similar electronic transmission) to the Company, with a copy to Parent and Merger Sub, the executed Written Consent. The parties acknowledge that the Series A Holders shall not be deemed in violation of this Section 1.1 in the event that the Written Consent becomes void pursuant to the terms of the Merger Agreement.

(b) The Series A Holders shall promptly deliver their written consent approving and adopting the Second Amendment to Agreement and Plan of Merger, dated as of the date hereof, among the Company, Parent and Merger Sub.

2.	Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.
3.	This Amendment may be executed in one or more counterparts.
4.	Except as amended hereby, the Agreement shall remain in full force and effect.

[Signature Pages Follow]

In Witness Whereof, the parties have executed this First Amendment to Support Agreement as of the date first written above.

Company

CIG WIRELESS CORP.

By:	/s/ Paul McGinn Name: Paul McGinn Title: Chief Executive Officer

Series A Holders:

FIR TREE CAPITAL OPPORTUNITY (LN) MASTER FUND, L.P.

By: Fir Tree Inc., its Manager

By:	/s/ Brian Meyer Name: Brian Meyer Title: General Counsel

FIR TREE REF III TOWER LLC

By: Fir Tree Inc., its Manager

By:	/s/ Brian Meyer Name: Brian Meyer Title: General Counsel

[Signature Page to Amendment to Support Agreement]

C-2

ANNEX D

WRITTEN CONSENT
OF THE
STOCKHOLDERS
OF
CIG WIRELESS CORP.

May 5, 2015

The undersigned stockholders of CiG Wireless Corp., a Nevada corporation (the “Company”), holding (i) in the aggregate at least a majority of the voting power of the issued and outstanding shares of the Company’s (a) common stock, par value $.00001 per share (the “Common Stock”), (b) Series A-2 Convertible Preferred Stock, par value $.00001 per share (the “Series A-2 Preferred Stock”) and (c) Series B 6% 2012 Convertible Redeemable Preferred Stock, par value $.00001 per share (the “Series B Preferred Stock”), voting together as a single class on an as-converted-to-common basis pursuant to Section 6(a)(ii) of the Certificate of Designation, Preferences and Rights of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of the Company, dated August 1, 2013 and as amended on February 10, 2015, and Section (C)(1) of the Certificate of Designations of Series B 2012 Convertible Redeemable Preferred Stock of the Company, dated February 12, 2008, and (ii) the number of shares of Common Stock, Series A-2 Preferred Stock and/or Series B Preferred Stock set forth under the signature of the undersigned, acting without a meeting pursuant to Sections 78.320 and 92A.120 of the Nevada Revised Statutes (“NRS”) and Article III, Section .02 of the Amended and Restated Bylaws of the Company, dated November 9, 2014 (the “Bylaws”), hereby adopt, by this written consent (“Written Consent”), the following resolutions with the same force and effect as if they had been adopted at a duly convened meeting of the stockholders of the Company and direct that this Written Consent be filed with the minutes of the proceedings of the stockholders of the Company:

WHEREAS, the Company previously entered into an Agreement and Plan of Merger, dated as of March 20, 2015, as amended on March 26, 2015, by and among the Company, Vertical Bridge Acquisitions, LLC, a Delaware limited liability company (“Parent”) and Vertical Steel Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) (as amended, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger ”) (All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.);

WHEREAS, the Board of Directors of the Company (the “Board”) has established a special committee consisting solely of independent directors (the “Special Committee”), and the Special Committee (a) determined that the Transactions are advisable and are fair to, and in the best interests of, the Company and its stockholders (other than the Series A Holders) and (b) recommended to the Board the approval of the Transactions and the Merger Agreement, the Indemnification Agreement and the Series A Holder Agreements (such recommendation by the Special Committee, the “Initial Special Committee Recommendation”);

WHEREAS, the Board, in consideration of the Initial Special Committee Recommendation and other factors it deemed relevant, (a) determined that the terms of the Merger Agreement and the Merger are in the best interests of the Company and fair to the holders of Company Capital Stock, (b) approved, adopted and declared advisable the Merger Agreement and the Merger and (c) resolved to recommend to the holders of Company Capital Stock that such holders approve the Merger Agreement;

WHEREAS, on March 20, 2015, pursuant to the recommendation of the Board, the undersigned stockholders, representing a majority of the voting power entitled to vote thereon, approved the Merger Agreement and the transactions contemplated thereby, including the Merger;

WHEREAS, as approved and adopted by the Board, the Merger Agreement was amended on March 26, 2015 by the First Amendment to Agreement and Plan of Merger, by and among the Company, Parent and Merger Sub, to make certain immaterial corrective changes;

WHEREAS, the Special Committee (a) determined that, contingent upon the entry into an amendment to the Funding Agreement and an amendment to the Support Agreement, the Transactions are advisable and are fair to, and in the best interests of, the Company its stockholders (other than the Series A Holders) and (b) contingent upon the entry into an amendment to the Funding Agreement and an amendment to the Support Agreement, recommended to the Board the approval of the Transactions, the Merger Agreement, the Indemnification Agreement, the Series A Holder Agreements and the Second Amendment (as defined below) (such recommendation by the Special Committee, the “Special Committee Recommendation”);

WHEREAS, the Board, in consideration of the Special Committee Recommendation and other factors it deemed relevant, (a) determined that the terms of the Second Amendment and the transactions contemplated thereby are in the best interests of the Company and fair to the holders of Company Capital Stock, (b) approved, adopted and declared advisable the Second Amendment and the transactions contemplated thereby and (c) resolved to recommend to the holders of Company Capital Stock that such holders approve the Second Amendment;

WHEREAS, the Company entered into the Second Amendment to Agreement and Plan of Merger, dated as of May 1, 2015, by and among the Company, Parent and Merger Sub (the “Second Amendment”), which, among other things, increases the amount of consideration to be paid to the holders of Company Capital Stock entitled to receive consideration in the Merger; and

WHEREAS, the undersigned stockholders, having the voting power of such number of shares of Company Capital Stock as respectively set forth on the signature page hereof and representing at least a majority of the voting power entitled to vote hereon, pursuant to Sections 78.320 and 92A.120 of the NRS and Article III, Section .02 of the Bylaws, hereby authorize and approve the Second Amendment.

NOW, THEREFORE, BE IT,

RESOLVED, that each of the undersigned stockholders, in their capacity as stockholders of the Company, hereby authorizes, approves and ratifies in all respects the Second Amendment, and the transactions contemplated thereby, and the performance of the Company of all of its obligations pursuant to the Second Amendment, and the other transaction documents related thereto, without a meeting and without prior notice; and it is further

RESOLVED, that any action relating to the subject matter of these resolutions taken by the Board or any officer of the Company prior to the date hereof is hereby ratified, confirmed and approved in all respects; and it is further

RESOLVED, that this Written Consent may be executed in two or more counterparts (including by facsimile or similar electronic means), all of which shall be considered one and the same written consent and that this Written Consent shall be filed with the minutes of the proceedings of the stockholders of the Company; and it is further

RESOLVED, this Written Consent shall be void and of no further effect simultaneously upon any termination of the Merger Agreement in accordance with Section 7.01 thereof.

[Signature Page Follows]

D-2

IN WITNESS WHEREOF, the undersigned have duly signed this Written Consent effective on the date first above written.

FIR TREE CAPITAL OPPORTUNITY (LN) MASTER FUND, L.P.

By: Fir Tree Inc., its Manager

By:	/s/ Brian Meyer Name: Brian Meyer Title: General Counsel

Number of shares: 61,049,054 shares of Series A-2 Preferred Stock

FIR TREE REF III TOWER LLC

By: Fir Tree Inc., its Manager

By:	/s/ Brian Meyer Name: Brian Meyer Title: General Counsel

Number of shares: 61,049,054 shares of Series A-2 Preferred Stock

FIR TREE INC.

By:	/s/ Brian Meyer Name: Brian Meyer Title: General Counsel

Number of shares: 8,014,876 shares of Common Stock

D-3

ANNEX E

Confidential	May 1, 2015
Special Committee of the Board of Directors CIG Wireless Corp. 11120 South Crown Way Suite 1 Wellington, FL 33414

Members of the Special Committee:

CIG Wireless Corp. (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the members of the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the public stockholders of the Company other than Vertical Bridge Holdings, LLC (the “Buyer”) and affiliates of the Buyer and Fir Tree Partners (“Fir Tree”) and affiliates of Fir Tree, of the consideration to be received by such holders in the contemplated transactions described below (together, the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that pursuant to the Second Amendment to Agreement and Plan of Merger, Vertical Steel Merger Sub, Inc., a wholly-owned subsidiary of the Buyer (“Merger Sub”), will be merged with and into the Company, with the Company surviving as a subsidiary of the Buyer, for aggregate consideration equal to approximately $147.5 million in cash (the “Merger”), and that in connection with the Merger, each share of common stock of the Company, par value $0.00001 per share (the “Common Stock”), will be cancelled for no consideration. Duff & Phelps further understands that in connection with the Merger, Fir Tree will allocate a portion of the Merger consideration to the holders of the Common Stock pursuant to the Funding Agreement dated as of March 20, 2015 by and among the Company and certain affiliates of Fir Tree (the “Funding Agreement”), and such holders will thereby have the right to receive an amount equal to $0.01 per share of Common Stock held by such holders prior to the cancellation of such shares in the Merger. Duff & Phelps further understands that the holders of the Common Stock constitute all of the public stockholders of the Company, other than the Buyer, Fir Tree and their respective affiliates.

Duff & Phelps, LLC 55 East 52nd. Street Floor 31 New York, NY 10055	T +1 212 871 2000	www.duffandphelps.com

CIG Wireless Corp.

May 1, 2015

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to certain transactions Duff & Phelps deemed relevant, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:
a.	The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended September 30, 2011, September 30, 2012, December 31, 2013 and December 31, 2014;
b.	Unaudited financial information for the Company for the three month period ended March 31, 2015, which the Company’s management identified as being the most current financial statements available;
c.	Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections, provided to us by management of the Company;
d.	A letter dated May 1, 2015 from the management of the Company which made certain representations as to historical financial statements, financial projections and the underlying assumptions, and a pro forma schedule of assets and liabilities (including identified contingent liabilities) for the Company on a post-transaction basis; and
e.	Documents related to the Proposed Transaction, including the Agreement and Plan of Merger by and among the Buyer, Merger Sub and the Company dated March 20, 2015 (the “Merger Agreement”), as amended, and a draft dated April 30, 2015 of the Second Amendment to Agreement and Plan of Merger (collectively with the Funding Agreement and the Merger Agreement, the “Transaction Documents”) to be entered into by and among the Buyer, Merger Sub, and the Company;
2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;
3.	Reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other public companies that Duff & Phelps deemed relevant;
4.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and
5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

CIG Wireless Corp.

May 1, 2015

2.	Relied upon the fact that the Special Committee and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;
3.	Relied upon the fact that the Special Committee was advised by counsel as to all legal matters and assumed, with your consent, that all such advice was correct;
4.	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;
5.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;
6.	Assumed that the representations and warranties made in the Transaction Documents are substantially accurate;
7.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;
8.	Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;
9.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and
10.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

CIG Wireless Corp.

May 1, 2015

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Notwithstanding the foregoing, this Opinion may be included in its entirety in any filing with the SEC made by the Company in connection with the Proposed Transaction. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board, any stockholder or any other party should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration received is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated as of February 2, 2015 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee for its services, a portion of which is contingent upon the completion of the Proposed Transaction. No portion of Duff & Phelps’ fee is contingent upon the conclusion expressed in this Opinion. Pursuant to the terms of the Engagement Letter, the Special Committee requested Duff & Phelps to conduct a “Go Shop” process in conjunction with a prior agreement regarding the potential sale of the Company, for which Duff & Phelps is entitled to an additional fee which is not contingent upon the completion of the Proposed Transaction. As the Special Committee is aware, Duff & Phelps rendered opinions to the Special Committee with respect to (i) such prior agreement regarding the potential sale of the Company and (ii) the Proposed Transaction and for which, in each case, Duff & Phelps earned an additional fee. Additionally, if the Special Committee requests that Duff & Phelps render a financial opinion with respect to the fairness of the consideration to be received by the public stockholders of the Company if the consideration to be paid in the Proposed Transaction changes, Duff & Phelps will be entitled to an additional fee. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has provided portfolio valuation services to affiliates of Fir Tree. For this prior engagement, Duff & Phelps received customary fees, expense reimbursement, and indemnification.

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CIG Wireless Corp.

May 1, 2015

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the consideration to be received by the public stockholders of the Company other than the Buyer and affiliates of the Buyer and Fir Tree and affiliates of Fir Tree in the Proposed Transaction is fair from a financial point of view to such stockholders (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC